Exhibit 99.1

News Announcement

PENN NATIONAL GAMING COMPLETES ACQUISITION OF
36% INTEREST IN BARSTOOL SPORTS FOR $163 MILLION

WYOMISSING, PA (February 20, 2020) – Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National” or the “Company”) today completed its previously announced acquisition of a 36% interest in Barstool Sports, Inc. (“Barstool Sports”) for total consideration of approximately $163 million, comprised of approximately $135 million in cash and $28 million in non-voting convertible preferred stock.

Pursuant to the transaction terms, Penn National is now Barstool Sports’ exclusive gaming partner and has the sole right to utilize the Barstool Sports brand for all of its online and retail sports betting and iCasino products. Penn National will increase its ownership in Barstool Sports to approximately 50% after three years (or earlier, at Penn National’s election) with an incremental investment of approximately $62 million, consistent with the implied valuation at the time of the initial purchase, and has a path to establish control and full ownership of Barstool Sports. Upon closing, Penn National designated Senior Vice President, Chief Strategy Officer, Chris Rogers and Senior Vice President, Interactive Gaming, Jon Kaplowitz, to join Barstool Sports’ seven-member board of directors. Reflecting the close of the transaction, entities affiliated with The Chernin Group now own approximately 36% of Barstool Sports with the remaining approximately 28% held by Barstool Sports’ current and former employees.

Jay Snowden, President and Chief Executive Officer of Penn National, commented, “Since announcing our groundbreaking partnership with Barstool at the end of January, we have seen first-hand the power of the Barstool brand to generate significant consumer interest and increased engagement between Barstool, their loyal audience of ‘Stoolies’ and our own nationwide platform of 41 properties in 19 states. Our two teams have hit the ground running and are working on plans to roll out the Barstool Sportsbook brand through both our retail sportsbooks and our interactive products.

“In addition, our interactive product development team is continuing its work towards the launch of our new sports betting app which is planned for August. Penn National shares the excitement of Dave Portnoy, Erika Nardini and the entire team at Barstool Sports and looks forward to creating what will be the industry’s best-in-class omni-channel provider of retail and online gaming and sports betting entertainment.”

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment. The Company operates 41 facilities in 19 states. In total, Penn National Gaming’s facilities feature approximately 50,500 gaming machines, 1,300 table games and 8,800 hotel rooms. The Company also offers social online gaming through Penn Interactive and has a leading customer loyalty program with over five million active customers.

About Barstool Sports

Founded in 2003 by David Portnoy, Barstool Sports is a leading digital sports, entertainment and media platform that delivers original content across blogs, podcasts, radio, video and social, supported by nearly 70 dedicated personalities. It benefits from approximately 66 million monthly unique visitors, including an estimated 48% of males and 44% of females in the Millennial and Generation X generations across the United States. In 2019, Barstool Sports grew by approximately 65%, delivering nearly $100 million in revenue from digital and audio advertising, ecommerce, events, licensing and subscription.

About The Chernin Group

The Chernin Group was founded as a holding company to acquire and operate direct-to-consumer brands in media and tech. After a decade building consumer businesses, The Chernin Group management team formed TCG – a multi-stage investment firm based in Los Angeles and San Francisco. TCG’s portfolio includes digital media, commerce, marketplaces, sports, gaming, consumer finance, and health and wellness brands and platforms.

Forward-looking Statements

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s investment in Barstool Sports and the related transactions, the Company’s online strategy, the potential benefits of the investment in Barstool Sports, including the benefits for the Company’s online and retail sports betting and iCasino products, and the expected financial returns from the transaction with Barstool Sports, including reductions in customer acquisition and promotional costs are subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business. Accordingly, Penn National cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company may not be able to achieve the expected financial returns due to fees, costs and taxes in connection with the Company’s roll out of its own online and retail sports books and iCasino products; (b) states may not pass legislation approving online and retail sports books and iCasino products; (c) the expected launch date of the sports betting app may be delayed for reasons beyond our control; (d) potential adverse reactions or changes to business or regulatory relationships resulting from the announcement or completion of the transaction; (e) the outcome of any legal proceedings that may be instituted against the Company, Barstool Sports or their respective directors, officers or employees; (f) the ability of the Company or Barstool Sports to retain and hire key personnel; (g) the impact of new or changes in current laws, regulations, rules or other industry standards; (h) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the Company and Barstool Sports to terminate any of the transaction agreements between the companies, and (i) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

CONTACTS:

General Media Inquiries:

Eric Schippers, Sr. Vice President, Public Affairs

Penn National Gaming

610/373-2400

Kelly Martin, Head of Talent Relations and Communications

Barstool Sports

kelly.martin@barstoolsports.com

Financial Media and Analyst Inquiries:

Justin Sebastiano, Sr. Vice President of Finance and Treasurer

Penn National Gaming

610/373-2400

Joseph N. Jaffoni, Richard Land

JCIR

212/835-8500 or penn@jcir.com

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